Exhibit 99.1

Advanced Cannabis Solutions Completes Acquisition of Retail Bank and Office Building

Moving Aggressively to Create “The Greenhouse” Office Space

Multi-Tenant Space Targeting Cannabis-Related Businesses Will Create Hub of Intellectual Capital

DENVER, CO—(October 27, 2014) –Advanced Cannabis Solutions, a service provider to businesses in the regulated cannabis industry (OTC: CANN), announced today that it has completed its acquisition of 6565 East Evans Avenue in Denver, Colorado.

The 15,734 square foot former Bank of the West branch and office building will be  re-purposed into a multi-tenant office building that will, among other things, provide the largest shared workspace environment purely dedicated to participants serving the cannabis industry.  The building will be re-branded as “The Greenhouse” and will serve non-regulated ancillary businesses to the cannabis industry, as well as providing educational and networking opportunities for licensees.

The Greenhouse also contains a fully built out bank facility with over 2,000 safety deposit boxes, drive up teller windows and the physical infrastructure necessary to operate a retail bank branch.  ACS is exploring how to best maximize the value of these assets.

Robert Frichtel, Chief Executive Officer of ACS, commented “We are pleased to announce the closing of this transaction.  The launch of The Greenhouse is our most exciting project to date.  We have already seen a significant demand for tenants and members of The Greenhouse and are more confident than ever that it will serve as a hub of intellectual capital, and a meeting place for the industry. Based on current demand, we are exploring the prospect of opening other Greenhouses in other target markets”

Mr. Frichtel continued, “The Greenhouse was acquired through a joint venture with Evans Street Lendco, LLC (“Evans Street”).  In connection with the closing, Evans Street provided the joint venture with a $600,000 mortgage on the building.  The mortgage is for a period of 2 years and has a stated rate of interest of 14%.  There are no required cash interest payments on the mortgage until July 1, 2015.  In connection with closing, the Company issued Evans Street warrants to purchase 600,000 shares of ACS common stock at $4.40 per share.”

The Greenhouse will serve as ACS’s new headquarters.   The Company intends to re-purpose its existing Colorado Springs offices into a regional version of The Greenhouse, providing similar services as those provided by the Denver building to the Southern Colorado Cannabis Marketplace.

About Advanced Cannabis Solutions

Advanced Cannabis Solutions, Inc. provides services to the regulated cannabis industry throughout the United States. We will lease growing space and related facilities (commercial real estate and equipment) to licensed marijuana business operators for their production needs.

We operate The Greenhouse, a shared workspace environment, in Denver Colorado.

We are pursuing ancillary business products and services including customized finance, capital formation, banking, regulatory compliance consulting and advanced logistical support for grow operations.

ACS does not grow, harvest, distribute or sell cannabis or any substances regulated under United States law such as the Controlled Substances Act, nor does it intend to do so in the future.

Contact:

Contact Information

ACS, Inc.

Robert Frichtel

CEO

(719) 590-1414

www.advcannabis.com